PROGEN
                                                              INDUSTRIES LIMITED



          PROGEN'S PI-88 PRESENTED AT U.S. ANTIANGIOGENESIS CONFERENCE


BRISBANE  AUSTRALIA, TUESDAY SEPTEMBER 30, 2003, Progen Industries Limited (ASX:
PGL, Nasdaq: PGLAF) presented a PI-88 clinical development update today, at the Strategic Research Institute (SRI) conference entitled "Anti-Angiogenesis: New Opportunities & Solutions for Drug Development." in Cambridge, MA, USA.

Rob Don PhD, Vice President for Research and Development, presented an overview of data on Progen's lead cancer compound, PI-88. The presentation highlighted some encouraging clinical data including a partial response and some disease stabilizations for 3 months to over 2 years in patients suffering from advanced cancers for which there are few or no effective treatment options. PI-88 is currently undergoing an international Phase I/II clinical trial program in the US, Australia and Taiwan under an Investigational New Drug (IND) application with the US Food and Drug Administration (FDA).

Antiangiogenic drugs, which inhibit the growth of blood vessels that feed cancer tumors, have received much interest recently in the international biotechnology and pharmaceutical community after the successful release of Phase III data for Avastin(R), Genentech's lead antiangiogenesis compound. Avastin(R), which targets Vascular Endothelial Growth Factor (VEGF) has shown to prolong patients survival in colorectal cancer by an average of 4.7 months (p=0.00003). Don commented "Progen's lead drug candidate PI-88 also targets VEGF along with other cancer-related growth factors such as b-FGF as well as heparanase, a degrading enzyme associated with angiogenesis and metastasis." Keynote speakers at the conference included Judah Folkman, MD, who first proposed the link between angiogenesis and tumor development over 30 years ago and James Watson, PhD, best known for his elucidation of the structure of DNA (deoxyribonucleic acid), for which he shared the Nobel Prize in Medicine with Francis Crick, PhD and Maurice Wilkins, PhD in 1962.

This conference presentation supports Progen's ongoing licensing and partnering efforts. Darren Schliebs PhD, Progen's VP of Business Development, believes that presentations at focused and visible international conferences like this are essential to the partnering process. He said "Progen presented amongst many of the leaders in the angiogenesis field, including Novartis, Genentech, Amgen, MedImmune and Regeneron. The PI-88 clinical data package is gaining increasing momentum at a time when the company is focused on attracting a corporate partnership to accelerate PI-88's late stage development and eventual commercialisation. The Company remains committed to a strategy of developing R&D value creation to the stage where in-house projects should be partnered."



ENDS


KEYWORDS - Progen, cancer, PI-88, Phase I, Phase II, clinical trials, SRI, Anti-angiogenesis.


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WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Progen Secures Institutional Share Placement        www.progen.com.au/news/latest_news.cfm?item=308.0
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Federal Minister visits Progen to launch $150M P3   www.progen.com.au/news/latest_news.cfm?item=305.0
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Good Financial Results Bolster Progen's Strategy    www.progen.com.au/news/latest_news.cfm?item=304.0
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PI-88 achieves Efficacy Endpoint Phase II Trial     www.progen.com.au/news/latest_news.cfm?item=299.0
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Funds received from Share Purchase Plan             www.progen.com.au/news/latest_news.cfm?item=298.0
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Encouraging sector news from ASCO                   www.progen.com.au/news/latest_news.cfm?item=295.0
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Additional Results Support Trial Program            www.progen.com.au/news/latest_news.cfm?item=293.0
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Progen to manufacture Peplin Compound               www.progen.com.au/news/latest_news.cfm?item=289.0
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Contract with US based Sequella Inc.                www.progen.com.au/news/latest_news.cfm?item=286.0
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Half-year report (PDF download available)           www.progen.com.au/news/latest_news.cfm?item=288.0
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Progen reports 58% increase in revenue              www.progen.com.au/news/latest_news.cfm?item=282.0
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PI-88 mode of action                                www.progen.com.au/researchdevelopment/pi-88.cfm
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Progen Industries Ltd.                              www.progen.com.au
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ABOUT PROGEN:
Progen  Industries  Limited  is an Australian biotechnology company committed to the  discovery,  development  and  commercialisation  of  small  molecule pharmaceuticals  for  the  treatment  of  various  diseases.
Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES including the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology companies.


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                                 Lewis Lee
Business Development Manager                   Managing Director
Progen Industries Limited                      Progen Industries Limited
T:  61 7 3273 9100                             Ph: 61 7 3273 9100
E: Sarah.Meibusch@progen.com.au
   ----------------------------

PATIENT ENQUIRY LINE
Tel: 0417 436 548
Email: research@progen.com.au
       ----------------------


This press release contains forward-looking statements that are based on current management expectations and prevailing market conditions. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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